Exhibit (a)(1)(D)

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

TENDER OFFER

(the “U.S. Offer”)

for

American Depositary Shares, representing shares of common stock (“Enel Generación ADSs”)

of

Enel Generación Chile S.A. (“Enel Generación”)

by

Enel Chile S.A. (“Enel Chile”)

for

cash in the amount of Ch$17,700 per Enel Generación ADS, without interest, payable in U.S. dollars net of applicable withholding taxes (the “ADS Consideration”), subject to the condition that any properly tendering holder of Enel Generación ADSs shall agree to apply Ch$7,080 of the ADS Consideration payable for each Enel Generación ADS to subscribe for shares of Enel Chile common stock (an “Enel Chile Share”) at a subscription price of Ch$82 per Enel Chile Share, to be delivered in the form of American Depositary Shares of Enel Chile (“Enel Chile ADSs”).

The deadline for validly tendering Enel Generación ADSs held through the Depository Trust Company (the “DTC”) in the U.S. Offer is 4:30 pm, New York City time, on March 22, 2018 (as such time and date may be extended or earlier terminated, the “Expiration Date”), unless the U.S. Offer is extended or earlier terminated.

Enel Generación ADSs tendered on or prior to the Expiration Date may not be withdrawn except as described in the Prospectus (as hereinafter defined).

NO GUARANTEED DELIVERY

The Information Agent for the Tender Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call U.S. Toll-Free: +1 (866) 216-0459

Call International: +1 (781) 575-2137

E-mail: enelchile@georgeson.com

February 16, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enel Chile is making a tender offer (the “U.S. Offer”) to purchase any and all outstanding American Depositary Shares (“Enel Generación ADSs”), each representing thirty (30) shares of common stock (“Enel Generación Shares”) of Enel Generación Chile S.A., a sociedad anónima abierta organized under the laws of the Republic of Chile (“Enel Generación”). The U.S. Offer being made for each outstanding Enel Generación ADS is Ch$17,700 per Enel Generación ADS, in cash, without interest, payable in U.S. dollars, net of applicable withholding taxes (the “ADS Consideration”), subject to the condition (the “Share Subscription Condition”) that any properly tendering holder of Enel Generación ADSs shall have agreed to apply Ch$7,080 of the ADS Consideration payable for each Enel Generación ADS to subscribe for shares of common stock (“Enel Chile Shares”) of Enel Chile S.A., a sociedad anónima abierta organized under the laws of the Republic of Chile (“Enel Chile”), to be delivered in the form of American Depositary Shares (“Enel Chile ADSs”) issued pursuant to the Deposit Agreement, dated as of April 26, 2016, as amended, by and among Enel Chile, Citibank, N.A. as depositary, and all Holders and Beneficial Owners of Enel Chile ADSs issued thereunder, each Enel Chile ADS representing fifty (50) Enel Chile Shares, at a subscription price of Ch$82 per Enel Chile Share, upon the terms and subject to the conditions set forth in the prospectus, dated February 8, 2018 (the “Prospectus”), as filed with the U.S. Securities and Exchange Commission in connection with the U.S. Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE DEADLINE FOR VALIDLY TENDERING ENEL GENERACIÓN ADSs IS 4:30 PM, NEW YORK CITY TIME, ON MARCH 22, 2018 UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.

Please furnish copies of the enclosed materials to those of your clients for whose account you hold Enel Generación ADSs in your name or in the name of your nominee. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	Prospectus, dated February 8, 2018; and

2.	A printed form of letter which may be sent to your clients for whose accounts you hold Enel Generación ADSs, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer.

Please note the following:

1.	Tender Agent:

Enel Chile has appointed Citibank, N.A. as Tender Agent for the U.S. Offer.

2.	Information Agent:

Enel Chile has appointed Georgeson LLC as Information Agent.

Any questions you may have with respect to the manner in which Enel Generación ADSs may be tendered in the U.S. Offer should be directed to Georgeson LLC, as Information Agent, by telephone at +1 (866) 216-0459 (U.S. Toll Free) or +1 (781) 575-2137 (International) or by E-mail at enelchile@georgeson.com.

3.	Holders of Enel Generación ADSs:

The U.S. Offer is being made to all holders of issued and outstanding Enel Generación ADSs, wherever located.

Those holders will receive for each Enel Generación ADS validly tendered in the U.S. Offer: (i) Ch$10,620, in cash, without interest, payable in U.S. dollars, net of applicable withholding taxes (the “Cash Tender Offer Consideration”), (ii) 1.72683 Enel Chile ADSs (subject to a US$0.05 issuance fee for each Enel Chile ADS) (the

“ADS Tender Offer Consideration”, and together with the Cash Tender Offer Consideration, the “U.S. Offer Consideration”), and (iii) a cash-in-lieu payment representing the net cash proceeds from the sale of any fractional entitlement to an Enel Chile ADS which the tendering holder of Enel Generación ADSs would otherwise be entitled to receive as ADS Tender Offer Consideration (the “Cash-in-Lieu Payment”), in each case upon the terms and subject to the conditions set forth in the Prospectus.

4.	Procedure for Tendering:

For Enel Generación ADSs held through the Depository Trust Company (“DTC”) to be validly tendered in the U.S. Offer, a holder of Enel Generación ADSs will need to (i) send an Agent’s Message (as hereinafter defined) to the Tender Agent, and (ii) transfer the Enel Generación ADSs to the applicable DTC account using DTC’s automated systems, in either case, prior to 4:30 pm, New York City time, on March 22, 2018.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Tender Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Enel Generación ADSs that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the U.S. Offer (as set forth in the Prospectus) and the Letter of Transmittal, and that Enel Chile may enforce such agreement against the participant.

5.	Withdrawal Rights:

Enel Generación ADSs tendered on or prior to the Expiration Date may be withdrawn as described in the section entitled “The Offers – Procedures for Participating in the U.S. Offer – Tender Withdrawal Rights” in the Prospectus.

6.	Delivery of Payment:

Delivery of the U.S. Offer Consideration and, if applicable, the Cash-in-Lieu Payment for the Enel Generación ADSs tendered in the U.S. Offer will in all cases be made only after timely receipt by the Tender Agent of (i) confirmation from Enel Chile that it has accepted all Enel Generación ADSs validly tendered and not validly withdrawn in the U.S. Offer, (ii) in the case of the portion of the ADS Consideration to be paid in cash, an amount equal to the aggregate Cash Tender Offer Consideration in U.S. dollars for the Enel Generación ADSs validly tendered and accepted in the amount determined in accordance with the procedures set forth in the section entitled “The Offers – Procedures for Participating in the U.S. Offer – Holders of Enel Generación ADSs” in the Prospectus, and (iii) in the case of the portion of the ADS Consideration applied to subscribe for Enel Chile Shares to be delivered in the form of Enel Chile ADSs, (x) the number of whole Enel Chile Shares subscribed for in satisfaction of the Share Subscription Condition as determined in accordance with the procedures set forth in the section entitled “The Offers – Procedures for Participating in the U.S. Offer – Holders of Enel Generación ADSs” in the Prospectus, and (y) any amount of the portion of the ADS Consideration applied for such subscription remaining after giving effect to such subscription, in accordance with the procedures set forth in the section entitled “The Offers – Procedures for Participating in the U.S. Offer – Holders of Enel Generación ADSs” in the Prospectus.

Any inquiries you may have with respect to the U.S. Offer should be addressed to the Information Agent, Georgeson LLC at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, or call +1 (866) 216-0459 (U.S. Toll Free) or +1 (781) 575-2137 (International) or E-mail enelchile@georgeson.com.

Very truly yours,

Enel Chile S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF ENEL CHILE, ENEL GENERACIÓN CHILE S.A., THE TENDER AGENT, THE INFORMATION AGENT OR ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER NOT CONTAINED IN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.